Exhibit 10(d)
AMENDMENT TO CONTRACT OF EMPLOYMENT
This Amendment is duly made and entered into as of the 30th day of December, 2008, by and between Integra Bank Corporation, formerly known as National City Bancshares, Inc. (“NCBE”) and Michael T. Vea (“VEA”).
RECITALS
VEA is employed by NCBE as its Chief Executive Officer pursuant to a Contract of Employment dated as of August 23, 1999, as amended on September 20, 2000 (the “Contract”); and
The parties desire to make certain changes to the Contract.
NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is agreed as follows:
AGREEMENT
The Contract is amended effective as of the date set forth above by adding after Paragraph 23 a new Paragraph 24 to read as follows:
“24. Code Section 409A.
(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The payments to VEA pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4). Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2). If VEA notifies NCBE (with specificity as to the reason therefore) that VEA believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause VEA to incur any additional tax or interest under Code Section 409A and NCBE concurs with such belief or NCBE (without any obligation whatsoever to do so) independently makes such determination, NCBE shall, after consulting with VEA, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to VEA and NCBE of the applicable provision without violating the provisions of Code Section 409A.

(b) Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Code Section 409A, or any state law of similar effect, shall not commence in connection with VEA’s termination of employment unless and until VEA has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), unless NCBE reasonably determines that such amounts may be provided to VEA without causing VEA to incur the additional 20% tax under Section 409A. If VEA is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, with regard to any payment or the provision of any benefit in connection with VEA’s separation from service, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of VEA, and (B) the date of VEA’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Paragraph 24(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to VEA in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c) Whenever a payment is to be made promptly after a date, it shall be made as soon as practicable but no later than sixty (60) days thereafter.
(d) With regard to any provision herein that provides for reimbursement of expenses or taxes or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not effect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense, tax or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of NCBE referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense, tax or other payment to be reimbursed was incurred.”
The Contract is further amended by amending the references to “10(a)” and “10(f)” in Paragraph 12(h) to read “12(a)” and “12(f)”, respectively.
Except as modified by this Amendment, the terms of the Contract shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused the execution of this Amendment (which execution may be in counterparts, all of which shall constitute one and the same agreement) as of the date written above.

INTEGRA BANK CORPORATION
/s/ RICHARD M. STIVERS
Richard M. Stivers, Director and
Chairman of the Compensation Committee

VEA:
/s/ MICHAEL T. VEA
Michael T. Vea

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